Exhibit 10.1
DESCRIPTION OF THE 1996 STOCK OPTION PLAN
AS LAST AMENDED AND RESTATED JULY 2005
     Generally: Cardiogenesis’ Stock Option Plan (the “Option Plan”) was originally approved by the Board of Directors and the shareholders in April 1996 and was last amended and restated in July 2005. The total number of shares currently reserved for issuance under the Option Plan is 11,100,000 shares. The original term of the Option Plan expires on March 31, 2006 . However, in July 2005 the shareholders approved an extension of the term of the Option Plan for an additional nine (9) years, which extended the term of the Option Plan through March 31, 2015.
     Options granted under the Option Plan may be either “incentive stock options” (ISOs), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or non-statutory options (NSOs).
     The Option Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).
     Purpose of the Option Plan: The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of Cardiogenesis and to promote the success of Cardiogenesis’ business.
     Administration of the Option Plan: The Option Plan may be administered by the Board of Directors of Cardiogenesis or by one or more Committees appointed by the Board of Directors (the “Administrator”). The Administrator has full power to select the individuals to whom Options will be granted from among the officers, directors, consultants or other employees eligible for grants, to make any combination of grants to any participant and to determine the specific terms of each grant, subject to the provisions of the Option Plan.
     The interpretation of any provision of the Option Plan by the Administrator shall be final and conclusive. Members of the Board of Directors or its Committee receive no additional compensation for their services as Administrator of the Option Plan.
     Eligibility: The Option Plan provides that Options may be granted to employees and consultants (including employees, consultants and directors of Cardiogenesis and its majority-owned subsidiaries). ISOs may be granted only to employees (including employees of Cardiogenesis and its majority-owned subsidiaries). Outside directors are excluded from participation in the Option Plan.
     Stock Options: The Option Plan permits the granting of stock options that are intended to qualify as either ISOs or NSOs. In the case of ISOs, the option exercise price for each share shall not be less than 100% of fair market value of a share of Common Stock on the date of grant of such option. In the case of NSOs, the option exercise price for each share covered shall be determined by the Administrator, but shall be no less than 100% of the fair market value per share on the date of grant. The fair market value of the Common Stock shall be the closing price as of the date prior to the date of grant as reported by the NASDAQ National Market System or other stock exchange. The term of each option will be fixed by the Administrator but may not exceed ten years from the date of grant for ISOs. The Administrator will determine the time or times that each option may be exercised. No employee may be granted an Option for more than 300,000 Shares in any fiscal year; provided however that in connection with initial employment an employee may be granted up to 600,000 additional shares.
     The exercise price of Options granted under the Option Plan must be paid in full by cash, check, shares of Cardiogenesis (which, in the case of shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from Cardiogenesis and which have a fair market value on the exercise date equal to the aggregate exercise price of the shares as to which said Option shall be exercised) or promissory note. The

Administrator may authorize as payment the retention of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares as to which the Option is exercised or it may authorize delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to Cardiogenesis the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payment by any combination of the foregoing methods. For any ISO, the form of payment permitted will be stated on the notice of grant of the Option.
     In the event of termination of employment or of an Optionee’s consultancy for any reason, including retirement, an Option may thereafter be exercised (to the extent it was exercisable), for a period of ninety days, subject to the stated term of the Option. If an Optionee’s employment or consultancy is terminated by reason of the Optionee’s death or disability, the Option will in general be exercisable for twelve (12) months following death, subject to the stated term of the Option.
     To qualify as ISOs, Options must meet additional federal income tax requirements. Under current law these requirements include limits on the value of ISOs that may become first exercisable annually with respect to any Optionee, and a shorter exercise period and a higher minimum exercise price in the case of certain large shareholders.
     Stock Purchase Rights: The Option Plan permits Cardiogenesis to grant stock purchase rights to purchase Common Stock of Cardiogenesis (“Stock Purchase Rights”) either alone, in addition to, or in tandem with other awards under the Option Plan and/or cash awards made outside the Option Plan. Upon the granting of a Stock Purchase Right under the Option Plan, the offeree shall be advised in writing of the terms, conditions, and restrictions related to the offer, including the number of shares of Common Stock that the offeree shall be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which shall in no event exceed six (6) months from the date upon which the Administrators made the determination to grant the Stock Purchase Right), the offer shall be acceptable by execution of a restricted stock purchase agreement between Cardiogenesis and the offeree.
     Unless the Administrator of the Option Plan determines otherwise, the restricted stock purchase agreement shall grant Cardiogenesis a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship with Cardiogenesis for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchase to Cardiogenesis. The repurchase option shall lapse at such rate as the Administrator may determine. The restricted stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Administrator, and such provisions need not be the same with respect to each purchaser. Upon exercise of a Stock Purchase Right, the purchaser shall have rights equivalent to those of a shareholder of Cardiogenesis. As of the date of this proxy statement, no Stock Purchase Rights have been granted under the Option Plan.
     Adjustments for Stock Dividends, Mergers etc.: The Administrator is authorized to make appropriate adjustments in connection with outstanding Options or Stock Purchase Rights to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Administrator in its discretion may provide for substitution or adjustments in, or may accelerate or adjust such Options or Stock Purchase Rights.
     Amendment and Termination: The Board of Directors may amend, alter, suspend or discontinue the Option Plan at any time, but such amendment, alteration, suspension or discontinuation shall not impair any Options or Stock Purchase Rights then outstanding under the Option Plan without the participant’s consent. Additionally, no stock option shall be issued or repriced with an exercise price less than 100% of the fair market value on the date of its issuance without the approval of a majority of the shares present and entitled to vote at a duly convened meeting of shareholders of Cardiogenesis.